Exhibit 99.1

tw telecom Announces Proposed Private Placement of Senior Notes

LITTLETON, Colo. – March 3, 2010 – tw telecom inc. (NASDAQ: TWTC) today announced that its subsidiary, tw telecom holdings inc., plans to offer $430 million aggregate principal amount of senior notes due 2018 that will bear interest at a fixed rate in a private offering to “qualified institutional buyers”, as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and non-U.S. persons outside the United States under Regulation S under the Securities Act. The net proceeds from the offering will be used to fund tw telecom holdings inc.’s purchase of its 9 1/4% Senior Notes due 2014 in a concurrent tender offer and consent solicitation.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, the senior notes. Any offers of the senior notes will be made only by means of a private offering circular. The senior notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward Looking Statements

Some of the statements made in this press release are forward-looking statements that reflect management’s current views and expectations with respect to future events. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside tw telecom’s control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to: the current conditions in the public debt market, the current uncertainty in the global financial markets and the global economy, disruptions in the financial markets that could affect tw telecom holdings inc.’s ability to offer and sell the senior notes, tw telecom’s substantial indebtedness and the restrictive covenants imposed by that indebtedness, as well as the business risks disclosed in tw telecom’s SEC filings, especially the section entitled “Risk Factors” in its 2009 Annual Report on Form 10-K. tw telecom undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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About tw telecom

tw telecom inc., headquartered in Littleton, Colo. provides managed network services, specializing in Ethernet and data networking, Internet access, local and long distance voice, VPN, VoIP and network security, to enterprise organizations and communications services companies throughout the U.S., including their global locations. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity.

Investor Relations:	Media Relations:
Carole Curtin 303 566-1000 carole.curtin@twtelecom.com	Pat Mulcahy 303 566-1470 patrick.mulcahy@twtelecom.com